UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Cherry Hill Mortgage Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CHERRY HILL MORTGAGE INVESTMENT CORPORATION
1451 Route 34, Suite 303
Farmingdale, New Jersey 07727
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Cherry Hill Mortgage Investment Corporation (the “Company”) will be held on June 16, 2022, at 8:00 a.m., Eastern Time. At the Annual Meeting, the Company’s stockholders will be asked to vote on the following matters:
1.
the election to the Board of Directors of the Company of the four nominees named in the attached Proxy Statement to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers for the year ended December 31, 2021;
3.	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
We know of no other matters to come before the Annual Meeting. Only stockholders of record as of the close of business on April 8, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.
Due to the continuing public health impact of the COVID-19 pandemic and to support the health and well being of our stockholders and our community, the Annual Meeting will be held over the web in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To access the virtual Annual Meeting, please go to www.meetingcenter.io/230710419.
Whether or not you plan to participate in the virtual Annual Meeting, your vote is very important, and we encourage you to vote promptly. If you vote by proxy, but later decide to participate in the virtual Annual Meeting online, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Michael Hutchby
Michael Hutchby,
Secretary
Farmingdale, New Jersey
April 27, 2022
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2022
The notice of meeting, proxy statement and annual report are available at www.edocumentview.com/CHMI.

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
1451 Route 34, Suite 303
Farmingdale, New Jersey 07727
(877) 870-7005
PROXY STATEMENT
2022 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Proxy Solicitation
The Board of Directors (our “Board”) of Cherry Hill Mortgage Investment Corporation, a Maryland corporation (“we,” “our,” “us” or “our company”), has made these materials available to you in connection with its solicitation of proxies for its Annual Meeting of Stockholders to be held on June 16, 2022, at 8:00 a.m., Eastern Time, and any adjournment or postponement thereof. Due to the continuing public heath impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and our community, the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) will be held over the web in a virtual meeting format only. You will not be able to attend the Annual Meeting in person.
All stockholders will have the ability to access our proxy materials at www.edocumentview.com/CHMI.
In addition to solicitation through the Internet or by mail, certain of our directors and officers may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. In addition, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and furnishing of our proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement.
Cherry Hill Contact Information
The mailing address of our principal executive office is 1451 Route 34, Suite 303, Farmingdale, New Jersey 07727, and our main telephone number is (877) 870-7005. We maintain an Internet website at www.chmireit.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING
On what am I voting?
You are being asked to vote on the following proposals:
•	election to the Board of the four director nominees named in this Proxy Statement (Proposal No. 1);
•	approval, on a non-binding advisory basis, of the compensation of our named executive officers for the year ended December 31, 2021 (the “Say-on-Pay Proposal”) (Proposal No. 2); and
•	ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3).
Who can vote?
Holders of our common stock as of the close of business on the record date, April 8, 2022, are entitled to vote, either online or by proxy, at the virtual Annual Meeting. Each share of our common stock has one vote.
Why are you holding a virtual Annual Meeting?
Due to the continuing public heath impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and our community, the Annual Meeting will be held over the web in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us during the virtual Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the virtual Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the virtual Annual Meeting, as time permits.
How do I vote?
By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares in one of the following ways:
•	using the telephone or Internet voting procedures described on the accompanying proxy card; or
•	by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.
You may vote your shares during the virtual Annual Meeting until such time as the chairman declares the polls closed by visiting meetnow.global/MTFRHFG and following the instructions. To login to the virtual meeting you will be required to have a control number.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to participate in the virtual Annual Meeting. To register, you must submit proof of your proxy power (legal proxy) reflecting your Cherry Hill Mortgage Investment Corporation holdings along with your name and email address to Computershare Trust Company, N.A., our transfer agent (“Computershare”). Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 13, 2022. You will receive a confirmation email from Computershare of your registration.
Requests for registration should be directed to Computershare by forwarding the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.
The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are included on the accompanying proxy card. If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares will be voted according to the choices that you specify.

If you submit a signed proxy without marking any choices, your proxy will be voted:
•	FOR the election of all director nominees named in this Proxy Statement;
•	FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers for the year ended December 31, 2021; and
•	FOR the ratification of the appointment of EY as our registered independent public accounting firm for the fiscal year ending December 31, 2022.
We do not expect any other matters to be brought before the virtual Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the virtual Annual Meeting. If any matter requiring a stockholder vote is properly presented at the virtual Annual Meeting and that matter is not described in our proxy materials, the proxy holders will vote your shares in accordance with their best judgment.
May I change or revoke my vote?
Yes. You may change your vote or revoke your proxy at any time prior to the virtual Annual Meeting by:
•	notifying our Secretary in writing at 1451 Route 34, Suite 303, Farmingdale, New Jersey 07727, that you are revoking your proxy;
•	executing or authorizing, dating and delivering to us a new proxy that is dated after the proxy you wish to revoke; or
•	participating in the virtual Annual Meeting and voting online during the virtual Annual Meeting.
Will my shares be voted if I do not provide my proxy?
It depends on whether you hold your shares in your own name or in street name. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote online during the virtual Annual Meeting.
Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters. If your shares are held in street name by a brokerage firm, the brokerage firm can vote your shares for the ratification of the appointment of EY as our registered independent public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules. The other items (Proposals Nos. 1 and 2) are considered “non-routine,” and the brokerage firm cannot vote your shares without your specific voting instruction.
What constitutes a quorum?
As of the record date, a total of 18,890,716 shares of our common stock were issued and outstanding and entitled to vote at the virtual Annual Meeting. In order to conduct the virtual Annual Meeting, a majority of the shares entitled to vote must be in attendance on line at the virtual Annual Meeting or represented by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the virtual Annual Meeting may be adjourned or postponed from time to time until a quorum is obtained, to a date not more than 120 days after the original record date without notice other than announcement during the virtual Annual Meeting. A broker non-vote occurs when a nominee who holds shares in street name has not received voting instructions from the beneficial owner of the shares and either chooses not to vote those shares on a routine matter or is not permitted to vote those shares on a non-routine matter.
What vote is needed to approve the matters submitted?
Election of Directors (Proposal No. 1). Directors are elected by a plurality of the votes cast at the virtual Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the virtual Annual Meeting. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Say-on-Pay (Proposal No. 2). The affirmative vote of a majority of the votes cast at the virtual Annual Meeting is required to approve the Say-on-Pay Proposal. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.
Ratification of Appointment of EY (Proposal No. 3). The affirmative vote of a majority of the votes cast at the virtual Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal. Because this matter is considered “routine” under applicable rules, we do not expect there to be any broker non-votes on this proposal.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our Board has fixed the number of directors at four. The four persons named below (each, a “director nominee”) currently serve on our Board and have been recommended by our Nominating and Corporate Governance Committee and nominated by our Board to serve on our Board until our 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified.
Our Board has no reason to believe that any of the director nominees will be unable, or will decline, to serve if elected. If any director nominee is unable to stand for election, the persons appointed to vote your proxy may vote at the virtual Annual Meeting for another candidate proposed by our Board, or our Board may choose to reduce the size of our Board, provided that we continue to have a majority of independent directors following any such reduction. In addition, our Board has determined that all of the director nominees, other than Mr. Lown, are independent under applicable rules of the U. S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”).
The following table sets forth the name, position with our Company and age at the virtual Annual Meeting of each director nominee:
Name	Position	Age
Jeffrey B. Lown II	President and Chief Executive Officer	58
Robert C. Mercer, Jr.	Independent Director	74
Joseph P. Murin	Independent Director	72
Regina M. Lowrie	Independent Director	68
We believe that all of the director nominees are intelligent, experienced and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each director nominee, including the experience, qualifications, attributes or skills of each director nominee that led us to conclude that such person should serve as a director.
Jeffrey B. Lown II has served as our President and as a director since the completion of our initial public offering in October 2013 and as our Chief Executive Officer since March 2017. Mr. Lown also served as our Chief Investment Officer through March 2016, at which time Julian Evans was appointed as Chief Investment Officer. Mr. Lown has over 25 years of combined experience in the financial services industry and the residential mortgage markets. Mr. Lown joined Freedom Mortgage Corporation (“Freedom Mortgage”) in April 2012 and served as Executive Vice President in charge of strategic funding projects and capital markets until July 2016, at which time he began to focus his full-time efforts on us and the management of our business. Prior to joining Freedom Mortgage, Mr. Lown served as a Portfolio Manager at Avenue Capital Group from April 2011 to January 2012. Prior to co-founding and serving as a principal of Green Lake Investment Partners, LLC in the fall of 2010, Mr. Lown spent 11 months at New Oak Capital LLC as head of the residential mortgage loan business and as a member of the bank advisory group. Prior to joining New Oak Capital, Mr. Lown was a fellow at the Office of Thrift Supervision (the “OTS”), from March 2008 through September 2009. At the OTS, he served as an advisor to the Senior Deputy Director’s office and focused on residential mortgage loan origination and residential asset valuation and RMBS. Noteworthy assignments included participating in the creation of the Obama administration’s “Making Home Affordable” modification program, the review of TARP Capital Purchase Program applications for OTS thrifts and working with the Acting Deputy Director of Examinations, Supervision, and Consumer Protection and regional staff on troubled institutions.
Before OTS, from April 2002 to March 2008, Mr. Lown worked at UBS Securities LLC in mortgage trading. While at UBS Securities, Mr. Lown managed an internal mortgage origination platform specializing in Alt-A mortgage loans, overseeing all units within the organization, including sales, capital markets and operations. Mr. Lown began his career at Salomon Brothers (now Citigroup) in 1991, where he spent 11 years working for the mortgage trading desk. The last six years at Citigroup were in the Mortgage Finance Group where Mr. Lown held several positions both in investment banking and mortgage finance roles. While serving in these positions, he developed strong credit, contract finance and securitization skills.
As a consequence of Mr. Lown’s more than 20 years’ experience in the residential mortgage markets, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, believes that he is well qualified to provide valuable advice in many important areas and that he should serve as a director.

Robert C. Mercer, Jr. has served as a director, chairman of our Audit Committee and member of our Compensation Committee and Nominating and Corporate Governance Committee since March 15, 2017. Mr. Mercer has over 40 years of management and executive experience in generating and servicing consumer loans and mortgages. From July 2009 to March 2017, Mr. Mercer served as a Senior Examiner/Subject Matter Expert —Credit Risk, Operations and Counterparty Management at the Federal Housing Finance Agency (“FHFA”) in Washington, D.C. At FHFA, Mr. Mercer monitored Freddie Mac’s seller/servicer and mortgage insurance counterparty risk analysis focusing on concentration of risk, regulatory risk and servicing transfer approvals. He also monitored Freddie Mac’s credit loss forecasting and loan loss reserve adequacy for its single family and multifamily loan portfolios.
Prior to his work at FHFA, Mr. Mercer’s experience includes managing problem portfolio workouts, managing due diligence processes involving mergers and acquisitions, purchasing mortgage portfolios and developing or enhancing profit and risk models to improve portfolio predictability and profitability. In addition to his operational experience, he also has an extensive credit risk background, having been Chief Credit Officer of Citicorp National Services. Mr. Mercer has been involved in all aspects of credit risk management, including the development of proprietary score cards.
As President of American Equity Mortgage, Inc. in St. Louis, Missouri, Mr. Mercer was responsible for expanding the retail branch network and improving operational efficiencies. Mr. Mercer has held senior executive and management positions in consumer lending at a series of financial institutions that ultimately became part of National City Bank, including Equibank, Integra Bank and Altegra Credit Company. Prior to that, Mr. Mercer held positions at Citicorp and Valley National Bank in Phoenix, Arizona after beginning his career spending thirteen-years at Ford Motor Credit Company.
Mr. Mercer brings to our Board over 40 years of experience in the consumer lending and mortgage industry sectors. Due to the depth and extent of his financial and credit risk management experience, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, believes that he should serve as a director.
Joseph Murin has served as a director, chairman of our Nominating and Corporate Governance Committee and member of our Audit Committee and Compensation Committee since the completion of our initial public offering in October 2013. Since September 2009, Mr. Murin has served as the Chairman of The Collingwood Group LLC, a Washington, D.C.-based strategic investment and advisory firm serving the financial services industry that he cofounded in 2009. Since September 2012, Mr. Murin has served as President of New Day Financial LLC, a mortgage lender that provides homeowners with FHA, VA and reverse mortgage loans, and as Chairman of the Board of Directors of Chrysalis Holdings, LLC, a private investment firm focused on building and growing successful businesses that provide home financing, data analytics and technology solutions in the mortgage banking and financial services industries. From October 2001 to October 2007, Mr. Murin served, and since December 2009, he has served, as a director of the Point Park University. From July 2011 to August 2012, Mr. Murin served as the Chief Executive Officer of National Real Estate Information Services, a portfolio company owned by funds managed by affiliates of Fortress Investment Group, LLC.
President George W. Bush nominated Mr. Murin in October 2007 to serve as President of Ginnie Mae, a position which he held from July 2008 to August 2009. He also served as a consultant to the White House until he was confirmed by the U.S. Senate from January 2008 until May 2008. Prior to his nomination to serve as President of Ginnie Mae, Mr. Murin was with HUD for two years, to which he brought more than 40 years of diverse experience in the financial services, mortgage and banking industries. This experience includes having served as the Chief Executive Officer of a number of financial organizations such as Century Mortgage Co. from September 1986 to January 1989, Lender’s Service Inc. from May 1991 to December 2001, and Mortgage Settlement Network Innovations from September 2004 to August 2007. Mr. Murin served as a director for iGATE Corporation (NASDAQ: IGTE) from August 2009 to April 2013. Mr. Murin holds a bachelor’s degree in business from National Louis University.
As a consequence of Mr. Murin’s more than 40 years’ experience in the financial services, mortgage and banking industries, including his service as President of Ginnie Mae, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, believes that he is well qualified to provide valuable advice to our Board in many important areas and that he should serve as a director.

Regina Lowrie has served as a director, chairman of our Compensation Committee and member of our Audit Committee and Nominating and Corporate Governance Committee since the 2015 Annual Meeting and is independent in accordance with applicable NYSE and SEC rules. With more than 30 years of experience in the financial services industry, Ms. Lowrie’s background includes senior management positions in sales, operations, acquisitions and investments, enterprise risk management, regulatory oversight, policies, and procedures. She is a Certified Mortgage Banker (CMB) and holds the distinction of being the first woman Chairman of the National Mortgage Bankers Association in the organization’s 94-year history. Ms. Lowrie also was the first woman to lead the local chapter of the Philadelphia Mortgage Bankers Association.
Ms. Lowrie is the founder, President and Chief Executive Officer of Dytrix, Incorporated. Dytrix is a financial technology company that enables secure financial transactions for institutions through the Dytrix Platform which includes wire/ACH transfer validation and closing agent management. Ms. Lowrie is also the founder, President and Chief Executive Officer of RML Advisors, headquartered in Blue Bell, Pennsylvania. RML Advisors’ charter is to serve the financial services industry as an advisor and consultant providing a broad range of services to assist clients in developing a blueprint for success in a volatile market with numerous regulatory challenges. RML Advisors also specializes in helping mortgage banking clients analyze various enterprise risks including compliance risks associated with service providers. From 2007 to 2013, Ms. Lowrie was the President of Vision Mortgage Capital, a division of Continental Bank, and Senior Vice President of Continental Bank. She was responsible for creating, developing, directing, and managing all aspects of the mortgage division, including strategic planning, enterprise risk management, quality control, compliance, secondary marketing and sales operations and budgeting process.
From 1994 to 2006, Ms. Lowrie was the President and Chief Executive Officer of Gateway Funding Diversified Mortgage Services, located in Horsham, Pennsylvania. At the time Gateway Funding was sold in 2006, Gateway Funding had grown to 800 employees with 57 branch offices and had a loan production of $3.5 billion with revenues of over $100 million. Prior to 1994, Ms. Lowrie held executive and senior management positions at Commonwealth Federal Savings and Loan and subsequently Comnet Mortgage Services.
Based on Ms. Lowrie’s more than 30 years of experience in all aspects of the residential mortgage business, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, believes that she should serve as a director.
Our Board recommends that you vote “FOR” the election of each director nominee named above

CORPORATE GOVERNANCE
Our Board believes that the combination of its current composition, leadership structure and the intelligent, experienced and diverse perspectives of the directors provides the proper independent and expert oversight of our company’s business, strategy and management. Some of the governance and leadership highlights include the following:
•	annual election of each director for a one-year term;
•	each stockholder is entitled to one vote per share;
•	a strong independent leadership structure with a Lead Independent Director;
•	diversified board composition with more than 90 years of collective experience in mortgage finance;
•	no over-boarded directors;
•	board committees consist solely of independent directors;
•	75% of the board is independent; and
•	regular, annual performance evaluations of the directors.
Our Board of Directors
Our business is managed by Cherry Hill Mortgage Management, LLC (the “Manager”), subject to the oversight and direction of our Board. Our Manager is an SEC-registered investment adviser and is responsible for administering our business activities and day-to-day operations. The directors are informed about our business at meetings of our Board and its committees and through supplemental reports and communications.
There were four regular meetings of our Board in 2021 and no special meetings. Each director attended all of the meetings of our Board. Each independent director also attended all committee meetings for the committees on which the director served in 2021. Although our company does not have a policy regarding board members’ attendance at the Annual Meeting, all of our directors participated in the 2021 virtual Annual Meeting. In accordance with NYSE requirements and our Corporate Governance Guidelines, the independent directors of our Board regularly meet in executive session without management present. Generally, these executive sessions follow a meeting of our Board or of our Audit Committee. If the executive session follows a meeting of the Audit Committee, the chairman of the Audit Committee will preside over the executive session. If the executive session follows a meeting of our Board, the lead independent director will preside over the executive session. In 2021, the independent directors of our Board met in executive session seven times without management present.
Our Board has established three standing committees that are comprised solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.
Lead Independent Director
Mr. Murin, the chairman of our Nominating and Corporate Governance Committee, serves as the lead independent director. The lead independent director generally is the point of contact for persons desiring to communicate directly with the independent directors. All interested parties may do so by using the IR Contact tab under the Investor Relations section on our website, which is www.chmireit.com, and leaving a message.
Director Independence
Our Board has determined, after taking into account all facts and circumstances, that there are no material transactions, relationships or arrangements between us and Mr. Mercer, Mr. Murin or Ms. Lowrie requiring disclosure under applicable SEC rules and regulations or otherwise and that each of them is independent in accordance with applicable NYSE rules.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines, which provide the framework for our governance and represent our Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders.

Code of Business Conduct and Ethics
Our Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees when such individuals are acting for or on our behalf. Any waiver of the Code of Business Conduct and Ethics may be made only by our Nominating and Corporate Governance Committee and will be promptly disclosed to stockholders in accordance with applicable SEC and NYSE rules.
Anti-Hedging Policy
Our Board has adopted a policy prohibiting all of the directors, officers and employees and certain “related persons” (as defined in the policy) of such persons of our company and its subsidiaries and affiliates from engaging in hedging or monetization transactions and other speculative transactions involving our company’s securities.
Under the policy, a covered person may not, directly or indirectly, engage in any kind of hedging or monetization transaction against future declines in the market value of any equity-based securities of our company that could reduce or limit such person’s economic risk with respect to holdings, ownership or interest in or to our common stock or other securities of our company, including without limitation outstanding stock options, restricted stock, LTIP Units (as defined below) or other compensation awards the value of which are derived from, referenced to or based on the value or market price of our common stock or other securities of our company. Pursuant to the policy, a “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction. Prohibited transactions under the policy also include the purchase by a covered person of financial instruments, including, without limitation, prepaid variable forward contracts, equity swaps, collars, puts, calls, exchange funds, or other derivative securities that are designed to hedge or offset a decrease in market value of equity securities of our company. The policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, deferred stock units, LTIP Units, or other derivative securities granted under our company’s equity incentive plans.
Persons who violate our anti-hedging policy may be subject to disciplinary action by our company. Such disciplinary action may include, but is not limited to, termination of employment and/or restrictions on future participation in incentive plans.
Availability of Corporate Governance Materials
Stockholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.chmireit.com under the section “Investor Relations—Corporate Governance,” and these documents are available in print to any stockholder upon request by writing to 1451 Route 34, Suite 303, Farmingdale, New Jersey 07727, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.
Committees of our Board
Our Board has established three standing committees:
•	the Audit Committee;
•	the Compensation Committee; and
•	the Nominating and Corporate Governance Committee.
The members of these standing committees are appointed by and serve at the discretion of our Board.
Audit Committee
The current members of our Audit Committee are Mr. Mercer (Chairman), Mr. Murin and Ms. Lowrie. Each of these members has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. Our Board has determined that each of Mr. Mercer and Mr. Murin is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. No member of our Audit Committee serves on the audit committee of more than three public companies.
Our Audit Committee held seven meetings in 2021. The primary purpose of our Audit Committee is to assist our Board in fulfilling its oversight responsibility relating to: (i) the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information we provide; (ii) the performance of the internal audit services function; (iii) the annual independent audit of our financial statements and internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and (v) the evaluation of risk assessment and risk management policies.
Compensation Committee
The members of our Compensation Committee are Ms. Lowrie (Chairman), Mr. Mercer and Mr. Murin. Our Board has determined that each member of our Compensation Committee is “independent” within the meaning of the applicable standards of the NYSE for members of a compensation committee. Each member of our Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
Our Compensation Committee held four meetings in 2021. The primary purpose of our Compensation Committee is to assist our Board in discharging its responsibilities relating to the management agreement with our Manager and the compensation of our Manager, directors and executive officers and administration of our compensation plans, policies and programs, including but not limited to our 2013 Equity Incentive Plan (our “2013 Plan”). Our Compensation Committee has overall responsibility for evaluating and recommending changes to our compensation plans, policies and programs and approving and recommending to our Board for its approval awards under, and amendments to, our 2013 Plan. Our Compensation Committee may form and delegate authority to subcommittees comprised solely of independent directors or its chair when appropriate.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Mr. Murin (Chairman), Mr. Mercer and Ms. Lowrie. By virtue of his position of chairman of the Nominating and Corporate Governance Committee, Mr. Murin also serves as the lead independent director. Our Board has determined that each member of our Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable standards of the NYSE.
Our Nominating and Corporate Governance Committee held four meetings in 2021. The primary purpose of our Nominating and Corporate Governance Committee is to assist our Board by: (i) identifying individuals qualified to become members of our Board, consistent with any guidelines and criteria approved by our Board; (ii) considering and recommending director nominees for our Board to select in connection with each annual meeting of stockholders; (iii) considering and recommending nominees for election to fill any vacancies on our Board and to address related matters; (iv) developing and recommending to our Board corporate governance guidelines applicable to us; (v) overseeing an annual evaluation of our Board’s and management’s performance; and (vi) providing counsel to our Board with respect to the organization, function and composition of our Board and its committees. Our Nominating and Corporate Governance Committee is also in charge of reviewing and, where appropriate, approving transactions between us and Freedom Mortgage or its affiliates.
Board Leadership Structure
Our Board has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board. As of the date of this Proxy Statement, our Board has not named a director to act as Chairman of our Board.
Risk Management Oversight
Management has implemented various risk management procedures regarding portfolio management, counterparty exposure and financial position that involve close consultation with individuals responsible for those areas. Our Board uses its standing committees to monitor and address areas of risk within the scope of each committee’s expertise and as required by the charter of each committee. For example, our Audit Committee oversees the financial statements, accounting and auditing functions and certain conflicts of interest. Our Board also receives updates directly from management. In this regard, Mr. Lown, due to his service as a director of our company and as our Chief Executive Officer and President, plays a particularly important role by communicating with our independent directors and keeping them updated on the important aspects of our operations.
Criteria and Procedures for Selection of Director Nominees
Although our Board retains ultimate responsibility for nominating individuals for election as directors, our Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. As provided in our Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:
•	requirements of applicable laws and NYSE listing standards, including independence;
•	the absence of material relationships with us;
•	strength of character;
•	diversity;
•	age;
•	skills; and
•	experience.
In conducting the screening and evaluation of potential director nominees, our Nominating and Corporate Governance Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. Subject to the discretion of our Nominating and Corporate Governance Committee, we anticipate that any director candidates submitted to us by our stockholders will be evaluated by our Nominating and Corporate Governance Committee on the same basis as any other director candidate.
Our Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of recommending a group of directors that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of our Board.
We do not have a formal policy about diversity of Board membership, but our Nominating and Corporate Governance Committee will consider a broad range of factors when nominating individuals for election as directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. Our Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.
Our Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder. See “Other Information—Stockholder Proposals and Director Nominations for the 2023 Annual Meeting of Stockholders.”
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of Ms. Lowrie (Chairman), Mr. Mercer and Mr. Murin. None of the members of our Compensation Committee are or have been an employee or officer of our company, our Manager or Freedom Mortgage, and none of such members has any relationship requiring disclosure by our company under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.
Communication with Our Board
Stockholders and other interested parties who wish to communicate with our lead independent director or our Board may do so by writing to the Secretary of Cherry Hill Mortgage Investment Corporation, 1451 Route 34, Suite 303, Farmingdale, New Jersey 07727. The independent directors have directed our Secretary to act as their agent in processing any written communications received. All communications that relate to matters within the scope of the responsibilities of our Board and its standing committees will be forwarded to the lead independent director. Communications that relate to matters that are within the scope of the responsibilities of one of our Board’s standing committees also will be forwarded to the chairman of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the responsibilities of our Board will be sent to the appropriate member of management.
CORPORATE SOCIAL RESPONSIBILTY AND SUSTAINABILITY
Stockholder Engagement
Our Board and management value the opportunity to engage with our stockholders so as to better understand and focus on the priorities that matter most to them, and to foster consistent and constructive dialogue. The feedback and insight from these meetings, in addition to emerging best practices, policies at other companies and other market standards, are considered and evaluated by our Board and management to enhance the evolution of our disclosures and practices.
We discuss our investment portfolio strategy, financial and operating performance, corporate governance, executive compensation, and various other matters integral to our business and our company, including relevant environmental, social and governance (“ESG”) issues such as diversity and inclusion.
Our Board and management have engaged an outside ESG advisor and is in the process of evaluating the feedback and insights from these meetings, in addition to emerging best practices, policies at other companies and market standards.
Focus on Our Employees
As an externally managed REIT, our corporate responsibility focus is on our team of dedicated professionals. Through our “we’re all in” ethos, we are committed to building an inclusive, encouraging and respectful workplace that allows us to seamlessly meet our fiduciary commitments to our stockholders and successfully grow our company. We are committed to our team members’ growth and development, and instill a sense of ownership in our company by providing long-term equity incentives to all our employees. We rely on our Manager to provide the necessary personnel to conduct our investment operations that meet the standards of government-sponsored enterprises. In addition, medical and wellness benefits are made available to all of our team members.
Diversity and inclusion is integrated in everything we do. Currently, our team is comprised of 12 individuals, with women representing one-third of the overall team and key members of our team also being racially and ethnically diverse. We believe our management team’s intentional dedication to engage, train and motivate the personnel provided to us and to promote a diverse and inclusive culture has allowed us to retain the talent necessary to operate our company.
Our COVID-19 Response
The global pandemic has and continues to present the business community with unprecedented challenges, including negative impacts on the mortgage industry. Prior to March 2020, our team was already working with a cloud-based environment with established modes of communications and reliable connections. By the onset of the stay-at-home orders, we seamlessly transitioned the entirety of our team to remote working. With our “we’re all in” attitude, our team members supported one another to meet the goals of our company, while providing support and assistance to one another.
Our Business Conduct and Ethical Investment Practices
We adhere to a stringent Code of Business Conduct which covers, among other topics, compliance with applicable laws, the avoidance of conflicts of interest, and a strict prohibition against insider trading, discrimination and harassment. All of our employees are also subject to the Manager’s separate Code of Ethics to ensure we’re acting with integrity, transparency and accountability.
Our acquisition, investment and management portfolios are focused on mortgage servicing rights (MSRs), agency residential mortgage back securities (RMBS) and other residential mortgage assets that target the full spectrum of single-family residential homeowners from new to mature homeowners. The loans underlying our MSR portfolio are owned and/or securitized by Fannie Mae or Freddie Mac, and must conform to the lending standards of the government-sponsored enterprises. These standards include prohibitions against predatory lending practices, high-cost loans, prepayment penalties, as well as anti-discrimination and consumer protection compliance. We have limited information about the borrowers, such as their credit quality and location, and do not receive information about borrowers’ gender, race and/or ethnicity.
We conduct counterparty due diligence with a third-party that includes reviews of government audit reports and compliance with policies and procedures that address the following:
•	Equal Credit Opportunity Act/Regulation B;
•	Fair Credit Reporting Act;
•	Truth in Lending Act;
•	Real Estate Settlement Procedures Act;
•	Flood Disaster Protection Act; and
•	Record Retention.
Environmental Responsibility
We believe that being a good environmental and social citizen is not just the right thing to do from a moral perspective but the right thing to do for long-term value creation. We are committed to minimizing the overall environmental impact of our operations and strive to use our resources efficiently. With two small offices each of which is about 2500 square feet, our business operations have a relatively modest environmental footprint. Notwithstanding our small environmental footprint, we engage in various green initiatives to further minimize our environmental impact:
•	office cleaning conducted with green products;
•	single-stream recycling as well as recycling containers in all common areas;
•	motion sensor control lighting in certain areas;
•	RoHS-compliant printers with ENERGY STAR® qualification to restrict the use of hazardous materials and promote energy efficiency; and
•	reusable kitchen supplies.

DIRECTOR COMPENSATION
For 2021, each independent director was paid a cash retainer of $70,000. The cash retainer was paid in quarterly installments in arrears and accrued at an annual rate of $70,000. For 2021: (a) Mr. Mercer, the chairperson of our Audit Committee, was paid an additional cash retainer of $10,000, while Ms. Lowrie, the chairperson of our Compensation Committee, and Mr. Murin, the chairperson of our Nominating and Corporate Governance Committee, were each paid an additional cash retainer of $5,000; (b) Ms. Lowrie and Mr. Murin, as members of our Audit Committee, were each also paid an additional cash retainer of $2,500; and (c) Mr. Murin, our lead independent director, was paid an additional cash retainer of $10,000. Mr. Lown, our President and Chief Executive Officer, did not receive any cash or equity compensation for his service as a director.
On June 17, 2021, pursuant to our 2013 Plan, we granted each of our independent directors 6,738 restricted shares of common stock, which will become non-forfeitable on June 17, 2022.
No equity-based compensation was awarded to, earned by or paid to any of our directors in 2021 other than the restricted share awards described above and, with respect to Mr. Lown in his capacity as an executive officer, as described below under “Executive Compensation.”
We reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.
We have entered into indemnification agreements with each of our current directors and intend to enter into indemnification agreements with each of our future directors. The indemnification agreements provide these directors the maximum indemnification permitted under Maryland law. The agreements provide, among other things, for the advancement of expenses and indemnification for liabilities which such person may incur by reason of his or her status as a present or former director of our company in any action or proceeding arising out of the performance of such person’s services as a present or former director of our company.
The table below describes the compensation earned by our directors other than Mr. Lown for 2021. Mr. Lown’s compensation is described below under “Executive Compensation”.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total Compensation
Regina M. Lowrie	$77,500	$70,008	$147,508
Robert C. Mercer, Jr.	$80,000	$70,008	$150,008
Joseph P. Murin	$87,500	$70,008	$157,508
(1)
Represents the aggregate grant date fair value of 6,738 restricted shares of common stock awarded to each of our three independent directors on June 17, 2021, pursuant to our 2013 Plan, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Agreement
We are a party to a management agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations. Our Manager is an SEC-registered investment adviser. The management agreement requires our Manager to manage our business and affairs in conformity with the policies and investment guidelines approved and monitored by our Board. The current term of the management agreement expires on October 22, 2022 and will be automatically renewed for one-year terms thereafter unless we elect or our Manager elects not to renew the management agreement or the management agreement is terminated by either us or our Manager. Under certain circumstances, our Manager is entitled to receive a termination fee from us in an amount equal to three times the average annual management fee amount earned by our Manager during the two four-quarter periods ending as of the end of the most recently completed fiscal quarter prior to the effective date of termination or, in the case of non-renewal, the expiration of the term.
Our Manager, through its services agreement with Freedom Mortgage (in such capacity, the “Services Provider”), provides us with our officers and appropriate support personnel in order to deliver the management services called for under the management agreement. We reimburse our Manager for a portion of the salary and benefits paid to certain personnel provided to us, including our Chief Financial Officer (who also serves as our Treasurer and Secretary) based on agreed upon percentages. The amount of the salary and benefits reimbursed with respect to these officers is subject to the approval of our Compensation Committee, but our Compensation Committee does not determine the amount of cash compensation paid to any of our officers.
Under the management agreement, we pay our Manager an annual management fee. The management fee is payable quarterly in arrears in cash in the amount equal to 1.50% per annum of our stockholders’ equity, with stockholders’ equity being calculated, as of the end of any fiscal quarter, as (a) the sum of (1) the net proceeds from any issuances of our common stock or other equity securities issued by us or our operating partnership (without double counting) since our inception, plus (2) our and our operating partnership’s (without double counting) retained earnings calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we or our operating partnership have paid to repurchase shares of our common stock or other equity securities issued by us or our operating partnership since inception. For purposes of the management agreement, “stockholders’ equity” excludes (1) any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between our Manager and our independent directors and approval by a majority of our independent directors.
For the fiscal year ended December 31, 2021, we incurred approximately $6.8 million in management fees payable to our Manager pursuant to the management agreement. In addition, we reimbursed our Manager for approximately $1.0 million of allocable expenses reimbursable by us under the management agreement, including the agreed upon portion of the salary and other benefits paid in 2021 to our Chief Financial Officer and our general counsel.
Our Manager is not entitled to receive any incentive fee under the management agreement, and no such incentive fee was paid to our Manager for the fiscal year ended December 31, 2021.
Our Manager’s sole member is the CHMM Blind Trust, a grantor trust established for the benefit of, but not controlled by, Mr. Middleman. Mr. Middleman is also the founder and sole voting stockholder of Freedom Mortgage. Accordingly, all management fee compensation paid by us to our Manager accrues to the benefit of Mr. Middleman as the beneficiary under the CHMM Blind Trust.
Our Manager is a party to a services agreement with the Services Provider, pursuant to which the Services Provider provides to our Manager personnel and payroll and benefits administration services as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. The management agreement between us and our Manager obligates our Manager to maintain the services agreement with the Services Provider. We are a named third-party beneficiary to the services agreement and, as a result, have, as a non-exclusive remedy, a direct right of action against the Services Provider in the event of any breach by our Manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by the Services Provider of its obligations under the services agreement. The services agreement had an initial term that expired in October 2014, and it is subject to renewal for successive annual periods by our Manager and the Services Provider. In addition, the services agreement will terminate upon the termination of the management agreement.
Indemnification Agreements
For information regarding indemnification agreements that we have entered into with our directors and executive officers, please see “Director Compensation.”
Related Party Transaction Policies
Our Board has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, where the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to our Audit Committee. Based on its consideration of all of the relevant facts and circumstances, our Audit Committee will decide whether or not to approve such transaction. If we were to become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction would be referred to this committee, which would evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.
Any transaction between our company and the Services Provider or its affiliates requires the approval of our Nominating and Corporate Governance Committee, regardless of the dollar amount of the transaction.

EXECUTIVE OFFICERS
Set forth below are the names, positions and ages of our executive officers as of the date of this Proxy Statement:
Name	Position	Age
Jeffrey B. Lown II	President and Chief Executive Officer	58
Michael A. Hutchby	Chief Financial Officer, Treasurer and Secretary	44
Julian B. Evans	Chief Investment Officer	52
Biographical information with respect to Mr. Lown is set forth above under “Proposal No. 1: Election of Directors.” We have no executive officers other than the executive officers named above, all of whom are fully dedicated to our company and its business.
Michael Hutchby was appointed as our Chief Financial Officer, Treasurer and Secretary in June 2019. Mr. Hutchby served as the Company’s Controller from October 2013 to June 2019. Prior to joining the Company in 2013, Mr. Hutchby was Vice President, Capital Markets at Freedom Mortgage specializing in mergers and acquisitions, corporate development and capital raising. From 2011 to 2012, Mr. Hutchby worked at Sterne, Agee & Leach, where he was an investment banking senior associate in the Financial Institutions Group. From 2009 to 2011, Mr. Hutchby was a Vice President, M&A and Strategic Advisory at Madison Place Partners, Inc., an asset management consultancy specializing in mortgage related risk and servicing products. Prior to that, Mr. Hutchby held various positions at Bank of America Merrill Lynch, and Sungard Energy Systems. Mr. Hutchby has a B.A. in Economics from The Johns Hopkins University and an M.B.A. from the Stern School of Business at New York University.
Julian Evans has served as our Senior Trader and Portfolio Manager since our initial public offering in October 2013. In March 2016, Mr. Evans was appointed Chief Investment Officer. Mr. Evans has over 20 years of experience in the financial services industry with more than 17 years trading mortgage backed securities. Prior to joining our company, Mr. Evans was a Director at Deutsche Asset Management where he was head of the MBS Sector Team and Senior Portfolio Manager responsible for a platform of $25 billion of mortgage-backed securities. Prior to that, Mr. Evans was a Vice President at Times Square Capital Management, Inc. (formerly known as Cigna Investment Management), where he was head trader for all mortgage-related products and assisted in the management of an $11 billion portfolio of structured products. Mr. Evans obtained a Bachelor of Arts degree in Economics from Trinity College. He also holds a Master of Business Administration degree from the University of Michigan and is a certified financial analyst.

EXECUTIVE COMPENSATION
We are externally managed by our Manager. Each of our executive officers is supplied to us through our Manager. We rely completely on our Manager to provide us with investment advisory services. For 2021, our named executive officers were:
•	Mr. Lown, our President and Chief Executive Officer (our principal executive officer);
•	Mr. Hutchby, our Chief Financial Officer, Treasurer and Secretary (our principal financial and accounting officer); and
•	Mr. Evans, our Chief Investment Officer
We have no executive officers other than Messrs. Lown, Hutchby and Evans.
Compensation Discussion and Analysis
Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the executive officers named in this Proxy Statement.
Executive Compensation Overview
We are externally managed by our Manager pursuant to a management agreement between our Manager and us. Our named executive officers and other key professionals are supplied to us through our Manager and its services agreement with, the Services Provider, which directly pays the cash compensation and benefits for all of our personnel, including our named executive officers. As an externally managed company, we utilize a hybrid approach to the compensation program for our named executive officers. Our Manager is obligated under the management agreement to pay or cause to be paid all cash compensation of our named executive officers. Our Manager does not have its own formal compensation program. The levels of cash compensation for our named executive officers, all of which are fixed rather than variable, are determined based on recommendations by Mr. Lown, as the President of our Manager, which are acknowledged and implemented by the Services Provider. Our Compensation Committee does not determine the amount of cash compensation paid to our named executive officers. We reimburse our Manager for the cash compensation paid to our Chief Financial Officer.
In addition to the cash compensation that the Services Provider pays to our named executive officers, our named executive officers are eligible to receive equity incentive compensation. Equity compensation that we award to our named executive officers from time to time is determined by our Compensation Committee, which consists solely of independent directors, in accordance with our 2013 Plan. As described in more detail in the following sections, we believe that the terms of the management agreement and the utilization of our 2013 Plan effectively align the interests of our management with those of our stockholders.
At last year’s annual meeting, the non-binding say-on-pay advisory vote on the compensation of our named executive officers for 2020 was approved by 89% of the shares represented and voted at the meeting. The Compensation Committee focuses more on the goals and performance of the company than the say-on-pay results in determining the appropriate level of LTIP Units to award to the named executive officers.
Compensation Philosophy
Our principal objective is to generate attractive current yields and risk-adjusted total returns for our stockholders over the long term, primarily through dividend distributions. Our Manager assists in our efforts to achieve this objective by selectively constructing and actively managing a portfolio of mortgage servicing assets and residential mortgage backed securities.
Our equity compensation program attempts to promote our principal objective by establishing short-term operational and strategic goals that align with the long-term interests of our stockholders. The goals covered capital, portfolio and operational risk control categories and included expansion of our company’s capital base through the issuance of equity as and when market conditions permit and growing the servicing portfolio by establishing one or more additional flow purchase programs. We have used long-term incentive partnership units (“LTIP Units”) under our 2013 Plan to provide the equity compensation for our named executive officers. LTIP Units are a special class of partnership interest in our operating partnership, Cherry Hill Operating Partnership, LP. LTIP Units, whether vested or not, receive a quarterly per unit distribution equal to the per-share distributions on shares of our common stock. As a result, we believe that LTIP Units are a useful instrument to foster this alignment, as they vest over a three-year period and receive the same dividends that holders of our common stock receive.
Cash and Other Compensation
We believe that our Manager uses payments made by us under the management agreement in part to pay for the services it receives under the services agreement, including the payroll and benefits received by our President and Chief Executive Officer and Chief Investment Officer. However, our Manager is not required to do so, and it is not required to provide us with information regarding the portion, if any, of the management fee so used. Our Manager itself has no formal compensation program. We do not pay or accrue any salaries to our named executive officers. However, under the management agreement, we reimburse our Manager for the cash compensation paid to our Chief Financial Officer, as reflected in the “Summary Compensation Table” below.
Based on conversations with the Manager, the aggregate compensation of our named executive officers that may reasonably be associated with their management of our company totaled approximately $2.48 million for 2021. This aggregate amount represents approximately 32% of the $7.8 million in total management fees and reimbursements paid by us to our Manager for 2021.
Equity-Based Compensation
Our Compensation Committee is responsible for overseeing the equity incentive component of our compensation program and approves and recommends all equity awards granted pursuant to our 2013 Plan, which awards are then ratified by our Board.
The equity compensation paid to our named executive officers is designed to drive and reward corporate performance. We believe our equity compensation program reflects good governance practices and the best interests of our stockholders, while striving to meet the following core objectives:
•
Strengthen our Ability to Retain our Work Force — We are a specialized company operating in a highly competitive industry, and our continued success depends on retaining our talented executive team. Our equity compensation program is designed to attract and retain highly qualified executives whose abilities and expertise are critical to our long-term success and our competitive advantage. The LTIP Units awarded vest over a three-year period which is particularly important for our Compensation Committee since these individuals do not have employment contracts, and our Compensation Committee does not have control over the level of cash compensation received by these individuals.

•
Align Risk and Reward — We are committed to creating an environment that encourages increased profitability for our company without undue risk-taking. We strive to focus our executive officers’ decisions on goals that are consistent with our overall business strategy without threatening the long-term viability of our company.

•
Align Interests with Stockholders — We are committed to using our equity compensation program to focus our named executive officers’ attention on creating value for our stockholders. We believe that the use of LTIPs for our equity compensation program directly aligns the interests of our named executive officers with those of our stockholders since the LTIPs only receive payments if and to the extent dividends are paid on our common stock, and encourages our named executive officers to focus on creating long-term stockholder value.

Pursuant to our 2013 Plan, our Compensation Committee may grant equity awards in the form of LTIP Units, options, stock awards, stock appreciation rights, performance units, incentive awards or other equity-based awards to individuals performing services for us through our Manager. Although our 2013 Plan provides for the use of these types of instruments, we have used LTIP Units exclusively with our named executive officers.
Initially, LTIP Units do not have full parity with common units of limited partnership interest in our operating partnership (“OP Units”) with respect to liquidating distributions. Under the terms of the LTIP Units, our operating partnership revalues its assets upon the occurrence of certain specified events, and any increase in our operating partnership’s valuation from the time of grant until such event is allocated first to the holders of LTIP Units to equalize the capital accounts of such holders with the capital accounts of holders of OP Units.
Upon equalization of the capital accounts of the holders of LTIP Units with the holders of OP Units, the LTIP Units achieve full parity with the OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of OP Units at any time, and thereafter are entitled to all the rights of OP Units, including the right to cause our operating partnership to redeem their OP Units for cash or, at our option, those OP Units may be purchased by us for shares of common stock on a one-for-one basis. However, there are circumstances under which such parity would not be reached.
The grant of LTIP Units does not trigger a tax event for either us or the recipient and limits the financial statement impact due to the three-year vesting feature. They also provide an immediate reward to the recipients because LTIP Units receive distributions as and when dividends are paid on our common stock, whether or not the LTIP Units have fully vested. This form of reward also creates an incentive that is fully aligned with that of our stockholders since distributions are only made if and to the extent holders of our common stock receive dividends.
We believe our compensation policies are particularly appropriate since we are an externally managed REIT. To qualify as a REIT for federal income tax purposes, regulations require us to distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. As a result, we believe that our stockholders are principally interested in receiving attractive risk-adjusted dividends and stability in book value. Accordingly, we want to provide an incentive to our personnel that rewards success in achieving these goals and efforts to build the business over time. We believe that this alignment of interests provides an incentive to our personnel to implement strategies that will enhance our long-term performance and promote growth in dividends while preserving book value.
Effective January 3, 2022, our Compensation Committee and Board approved the grant of an aggregate amount of 28,500 LTIP Units under our 2013 Plan to our named executive officers, with Mr. Lown receiving 12,500 LTIP Units, Mr. Hutchby receiving 8,000 LTIP Units and Mr. Evans receiving 8,000 LTIP Units. In January 2021, our Compensation Committee and Board approved the grant of an aggregate amount of 13,800 LTIP Units under our 2013 Plan to our named executive officers, with Mr. Hutchby receiving 7,000 LTIP Units and Mr. Evans receiving 6,800 LTIP Units. Mr. Lown did not receive any LTIP Units in 2021 as a result of difficulties and challenges faced by the Company during 2020 due to the COVID-19 pandemic. LTIP Units are granted to our named executive officers in an effort to retain personnel who provide services to us through our Manager and in recognition of our overall development and the financial performance of the business during the year. Consistent with our compensation philosophy and objectives discussed above, our Compensation Committee considered a number of key company results and developments in determining whether it was appropriate to grant equity awards to our named executive officers for performance during the twelve months ended December 31, 2021, including that our company:
•
continued dividend payments throughout the year and delivered value to stockholders through total cash dividends of $1.08 per share of common stock in 2021, equivalent to an average dividend yield of 11.5%, while simultaneously maintaining throughout the year the amount of unrestricted cash held by the company at a level significantly greater than before the onset of the COVID-19 pandemic in the spring of 2020;

•
refinanced a Fannie Mae MSR credit facility by entering into a new $150.0 million Fannie Mae MSR revolving facility with a different lender and adding a $30.0 million sub-limit for Fannie Mae servicing advances

•
in anticipation of spread widening on RMBS assets that would accompany an imminent taper of purchasing by the U.S. Federal Reserve, began the process of selling down the RMBS portfolio, which in turn reduced risk and leverage and increased the amount of capital to be deployed when in a more attractive investment environment; and

•
demonstrated its commitment to the well-being of the personnel who provide services to us and their families through support of a 100% work-from-home policy through the height of the COVID-19 pandemic, transitioning back to an in-person environment in the third quarter of 2021, with a flexible work environment that enables our personnel to be productive contributors to our company through a work-from-home option.

When determining the number of LTIP Units granted to each of our named executive officers, our Compensation Committee took into account the factors described above, as well as the individual’s role and responsibility in attaining the results listed above, the individual’s expected and actual job performance, the individual’s ability to influence the outcome of our company’s future performance, the value of the award in retaining and motivating key personnel, and economic and market conditions generally. Our Compensation Committee considered all of these factors in exercising its discretion to determine the equity awards granted to each named executive officer for his performance during the year ended December 31, 2021.
We have not in the past made equity awards on a fixed schedule to our named executive officers, and our Compensation Committee’s decision on whether to approve any equity awards in future periods will depend on a number of factors, including our company’s performance, market trends and practices, expense implications, tax efficiencies or other considerations in our Compensation Committee’s sole discretion.
Role of Named Executive Officers in Equity-Based Compensation Decisions
Our Compensation Committee makes all equity-based compensation decisions related to our named executive officers. Our Compensation Committee receives input from Mr. Lown, our President and Chief Executive Officer, regarding the equity compensation and performance of named executive officers other than himself, including recommendations as to the equity compensation levels that he believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to our company, as well as with our compensation philosophy, external market data and considerations of internal equity. Mr. Lown regularly attends meetings of our Compensation Committee, except when our Compensation Committee is meeting in executive session or when his own equity compensation arrangements are being considered. Our Compensation Committee communicates its views and decisions regarding equity compensation arrangements for our named executive officers to Mr. Lown, who is generally responsible for implementing such arrangements.
Compensation Policies and Practices as They Relate to Risk Management
The management fee under the management agreement is calculated based on a fixed percentage of stockholders’ equity, as adjusted and defined in that agreement, and is payable quarterly in arrears. Calculation of the management fee is not dependent upon our financial performance or the performance of our named executive officers. Thus, the management fee does not create an incentive for our management to take excessive or unnecessary risks. Specifically, the use of stockholders’ equity to calculate the management fee does not result in leveraged pay-out curves, steep pay-out cliffs, or set unreasonable goals and thresholds, each of which can promote excessive and unnecessary risks. Our independent directors are provided with the management fees and expenses each quarter, providing a check upon any improper effort by our Manager to increase compensation payments indirectly via the pass-through of costs. We will continue to have certain costs allocated to us by our Manager for compensation, data services and proprietary technology and other costs, but most expenses we incur with third-party vendors are paid directly by us. The management fee itself cannot be increased or revised without the approval of our independent directors.
We believe this management fee is not likely to create risks that are reasonably likely to have a material adverse effect on us. We have designed the incentives and rewards related to grants of LTIP Units under our 2013 Plan, as such policies and practices relate to or affect risk taking on our behalf, in a manner that we believe will not cause our named executive officers provided to us through our Manager to seek to make higher risk investments. We have designed the equity compensation portion of the compensation program in an attempt to align the efforts of our personnel to meet specified short-term and strategic goals with the long-term best interests of our stockholders.

Compensation Committee Report
In accordance with and to the extent permitted by applicable law or regulation, the information contained in this Compensation Committee Report is not “soliciting material,” is not deemed to be “filed” with the SEC and is not to be incorporated by reference into any future filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Submitted By the Compensation Committee:
Regina Lowrie, Chair
Joseph P. Murin
Robert C. Mercer, Jr.

Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the past three fiscal years.
Name and Position	Year	Salary(1)	Stock Awards(2)	Total
Jeffrey B. Lown II President and Chief Executive Officer (Principal Executive Officer)	2021	—	—	—
	2020	—	$109,125	$109,125
	2019	—	$211,680	$211,680

Michael A. Hutchby Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	2021	$450,000	$61,670	$511,670
	2020	$425,000	$69,113	$494,113
	2019	$415,000	$105,840	$520,840

Julian B. Evans Chief Investment Officer	2021	—	$59,908	$59,908
	2020	—	$69,113	$69,113
	2019	—	$141,120	$141,120
(1)	Amounts in this column represent our allocable share of the salary and other benefits paid to Mr. Hutchby through our Manager and reimbursed by us to our Manager based upon an agreed upon percentage.
(2)
Effective January 4, 2021, (a) Mr. Hutchby was granted 7,000 LTIP Units and (b) Mr. Evans was granted 6,800 LTIP Units. These LTIP Units were granted pursuant to our 2013 Plan and vest ratably over a three-year period beginning on the one-year anniversary of the grant date, subject to continued employment. With respect to the LTIP Units, the dollar amounts indicated in the table under “Stock Awards” represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the valuation of LTIP Units, see Note 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Mr. Lown did not receive any LTIP Units in 2021.

Grants of Plan-Based Awards
The following table summarizes each equity award granted to our named executive officers pursuant to our 2013 Plan during the fiscal year ended December 31, 2021:
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and Option Awards(2)
Jeffrey B. Lown II	1/4/2021	—	—
Michael A. Hutchby	1/4/2021	7,000	$61,670
Julian B. Evans	1/4/2021	6,800	$59,908
(1)
See also “Summary Compensation Table” above. The LTIP Units were granted pursuant to our 2013 Plan and will vest in three equal annual installments beginning on the first anniversary of the grant date, so long as the named executive officer remains employed and complies with the terms and conditions of his LTIP Unit award agreement.

(2)
The amounts in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the valuation of LTIP Units, see Note 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
The LTIP Units described above were granted to our named executive officers other than Mr. Lown pursuant to our 2013 Plan. Due to challenges faced by the Company in 2020 as a result of the COVID-19 pandemic, Mr. Lown did not receive any LTIP Units in 2021. Our Manager, our operating partnership and Freedom Mortgage are not eligible to participate in our 2013 Plan because participation in our 2013 Plan is limited to individuals.
Our 2013 Plan is administered by our Compensation Committee, except that our 2013 Plan will be administered by our Board with respect to awards made to directors who are not employees. Our officers, employees and directors and the officers and employees of our affiliates are eligible to participate in our 2013 Plan. In addition, individuals who provide services to us or an affiliate through our Manager are eligible to receive awards under our 2013 Plan.

Our 2013 Plan provides for grants of up to an aggregate of 5.0% of the outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a maximum aggregate number of shares of our common stock that may be issued under our 2013 Plan of 1,500,000 shares. As of the date of this Proxy Statement, 943,989 shares of our common stock remained available for future grants under our 2013 Plan.
Outstanding Equity Awards at December 31, 2021
The following table sets forth information concerning equity incentive plan awards for each of our named executive officers outstanding at December 31, 2021.
Name	Number of Shares That Have Not Vested(1)	Market Value of Share That Have Not Vested(2)
Jeffrey B. Lown II	9,000	$74,430
Michael A. Hutchby	12,166	$100,613
Julian B. Evans	12,632	$104,467
(1)
Represents shares of common stock underlying unvested LTIP Units granted to our named executive officers pursuant to our 2013 Plan. The LTIP Units will vest ratably over the three-year period beginning on the one-year anniversary of the grant date, subject to continued employment. Vesting dates of these shares are January 2, 2021, January 2, 2022, January 4, 2022, January 2, 2023, January 4, 2023 and January 4, 2024.

(2)
Pursuant to SEC rules, for purposes of this table the market value per share of common stock underlying unvested LTIP Units is assumed to be $8.27, which was the closing market price per share of our common stock on December 31, 2021.

Option Exercises and Stock Vested
	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Jeffrey B. Lown II	9,333	$86,958
Michael A. Hutchby	4,917	$45,543
Julian B. Evans	6,000	$55,783
(1)
This number represents the vesting during 2021 of previously granted service-based LTIP Units and OP Units distributed in lieu of a cash dividend in April 2020. An individual, upon the vesting of an equity award, does not receive cash equal to the amount contained in the Value Realized on Vesting column of this table. Instead, the amounts contained in the Value Realized on Vesting column reflect the market value of our common stock on the applicable vesting date. For purposes of this table, it is assumed that one LTIP Unit represents the economic equivalent of one share of Common Stock. The LTIP Units do not realize their full economic value until certain conditions are met as described in this proxy statement under the caption “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Equity-Based Compensation.”

Pension Benefits and Nonqualified Deferred Compensation
We do not provide any of our named executive officers with pension benefits or nonqualified deferred compensation.
Potential Payments Upon Termination or Change in Control
We do not have any employment agreements with any of our named executive officers and are not obligated to make any payments to them upon termination of employment. None of our named executive officers have the right to receive severance payments from us, and we are not required to make payments to any named executive officer upon a change of control of our company. However, all LTIP Units granted pursuant to our 2013 Plan vest immediately upon a change of control if the recipient of such LTIP Units is still performing services for us at the time of such change of control. The value, based on the closing price of our common stock on December 31, 2021, as reported by the NYSE of the LTIP Units held by our named executive officers as of December 31, 2021 that would be accelerated assuming a change in control was approximately $1.2 million of which approximately $574,000, $297,000 and $365,000 would be allocated to Messrs. Lown, Hutchby and Evans, respectively.

CEO PAY RATIO DISCLOSURE
The SEC has issued final rules implementing the provision of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that require U.S. publicly-traded companies to disclose the ratio of their chief executive officer’s compensation to that of their median employee. As noted above, our President and Chief Executive Officer does not receive any direct cash compensation or benefits from us, and we do not reimburse our Manager for the cash compensation and benefits paid to Mr. Lown. Because we do not pay, or provide reimbursement for, any direct cash compensation to Mr. Lown and we have no employees, we are not able to calculate and provide a ratio of the median employee’s annual total compensation to the total annual compensation of Mr. Lown.

PROPOSAL NO. 2:
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act and Section 951 of the Dodd-Frank Act, we are providing stockholders with an opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”
As described under “Executive Compensation — Compensation Discussion and Analysis” above, we are externally managed and advised by our Manager. We do not have any agreements with our named executive officers with respect to their cash compensation and do not intend to directly pay any cash compensation to them. We believe that our Manager uses payments made by us under the management agreement in part to pay for the services it receives under the services agreement, including payroll and benefits services received by our named executive officers. However, our Manager is not required to do so, and it is not required to provide us with information regarding the portion, if any, of the management fee so used. Our named executive officers also receive equity awards granted by our Compensation Committee.
We do not determine the amount of the cash compensation payable by our Manager to our named executive officers. Our Manager does not itself have a formal compensation program; rather the cash compensation earned by our named executive officers, all of which is fixed, is determined based on recommendations from Mr. Lown, as the President of our Manager which are acknowledged and implemented by the Services Provider. Our named executive officers may choose to participate in the employee benefit plans offered by the Services Provider.
This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. This vote is not intended to address any specific item of the compensation and is not a vote on our general compensation policies, compensation of our Board or our compensation policies as they relate to risk management. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the virtual Annual Meeting:
“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, compensation tables and any related narrative discussion disclosed in this Proxy Statement), is hereby approved.”
The say-on-pay vote is advisory only, and therefore it will not bind us or our Board. Our Board and our Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.
Our Board recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE REPORT
The members of the Audit Committee are Mr. Mercer (Chairman), Mr. Murin and Ms. Lowrie.
Each of the members of the Audit Committee has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. Our Board has determined that each of Mr. Mercer and Mr. Murin is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. No member of the Audit Committee serves on the audit committee of more than three public companies. Our Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee’s responsibilities and how it carries out those responsibilities.
The Audit Committee oversees our company’s financial reporting process on behalf of our Board, in accordance with the charter of the Audit Committee. Pursuant to its charter, the primary purpose of the Audit Committee is to assist our Board in fulfilling its oversight responsibility relating to: (i) the integrity of the company’s financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information we provide; (ii) the performance of the internal audit services function; (iii) the annual independent audit of our financial statements and internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and (v) the evaluation of risk assessment and risk management policies. Our registered independent public accounting firm, EY, is responsible for expressing an opinion on (a) the conformity of our company’s audited financial statements with generally accepted accounting principles and (b) our company’s maintenance of internal control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework).
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and EY the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and discussed with management and EY the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and EY the EY report on our internal controls over financial reporting set forth in our Annual Report on Form 10-K for the year ended December 31, 2021. In addition, the Audit Committee has discussed with EY the critical accounting matter included in their report as well as the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence. In addition, the Audit Committee has evaluated and concluded the non-audit services provided by EY to our company comply with SEC independence rules.
Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the registered independent public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that EY is in fact “independent.”
Submitted by the Audit Committee:
Robert Mercer (Chair),
Joseph Murin
Regina Lowrie
Use of Audit Committee Report
In accordance with and to the extent permitted by applicable law or regulation, the information contained in the foregoing Audit Committee Report is not “soliciting material,” is not deemed to be “filed” with the SEC and is not to be incorporated by reference into any future filing under the Securities Act or under the Exchange Act.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF EY
On March 10, 2022, our Audit Committee selected the accounting firm of EY to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although current laws, rules and regulations, as well as our Audit Committee charter, require our independent registered public accounting firm to be engaged, retained and supervised by our Audit Committee, our Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of EY for ratification by stockholders as a matter of good corporate practice. EY has served as our independent registered public accounting firm since 2012, prior to our company’s initial public offering.
A representative of EY is expected to be present at the virtual Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Our Board recommends that you vote FOR Proposal No. 3.
Fee Disclosure
The following is a summary of the fees billed to us by EY for professional services rendered for the years ended December 31, 2020 and 2021.
	Year Ended December 31,
	2020	2021
Audit Fees	$923,000	$965,500
Audit-Related Fees	—	—
Tax Fees	142,000	$157,695
All Other Fees	—	—
Total	$1,065,000	$1,123,195
Audit Fees
“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and review of the interim consolidated financial statements, review of registration statements and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
Tax Fees
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” There were no such fees in 2020 or 2021.
Pre-Approval Policy
All audit-related, tax and other services provided to us are reviewed and pre-approved by our Audit Committee. Our Audit Committee has approved a routine on-call tax advisory services arrangement with EY to provide for ready responses to tax issues from time to time. The engagement provides that no project may exceed $25,000, and the aggregate of all projects may not exceed $100,000 without the further approval of our Audit Committee. Our Audit Committee concluded that the provision of such services by EY in 2021 and 2020 was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to EY in 2021 that are described above were approved by our Audit Committee.
Our Audit Committee has considered whether, and has determined that, the provision by EY of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining EY’s independence from management and our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain ownership information with respect to shares of our common stock for those persons known to us who beneficially own more than 5% of our outstanding common stock, if any, and all of our directors, each of the named executive officers and all of the directors and executive officers as a group calculated as of the dates and based on the amounts indicated below. In accordance with SEC rules, each listed person’s beneficial ownership includes:
•	all shares of common stock the investor actually owns beneficially or of record;
•	all shares of common stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and
•
all shares of common stock the investor has the right to acquire within 60 days of April 8, 2022 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Common Shares Beneficially Owned
Name and Address	Number	Percentage of Outstanding Common Shares(1)
Directors and Named Executive Officers:(2)
Jeffrey B. Lown II(3)	74,177	*
Michael A. Hutchby(4)	23,793	*
Julian B. Evans(5)	37,093	*
Joseph P. Murin(6)	36,135	*
Regina Lowrie	17,940	*
Robert C. Mercer, Jr.	24,515	*
All executive officers and directors as a group (6 persons)	213,653	1.3%
*	Denotes beneficial ownership of less than 1% of our common stock.
(1)
Based on an aggregate amount of 18,890,716 shares of our common stock issued and outstanding as of April 8, 2022, plus, for any named persons who owns LTIP Units, the number of shares of our common stock that would be outstanding assuming that all LTIP Units beneficially owned by such named person become eligible to be exchanged, and are exchanged, for OP Units that are then exchanged for shares of our common stock.

(2)	The address for our executive officers and directors is Cherry Hill Mortgage Investment Corporation, 1451 Route 34, Suite 303, Farmingdale, New Jersey 07727.
(3)
Includes 60,413 shares of our common stock underlying an equal number of vested LTIP Units that were granted to Mr. Lown on October 9, 2013, June 10, 2014, September 9, 2015, June 15, 2016, June 14, 2017, June 13, 2018, January 2, 2019 and April 28, 2020 but excludes 9,000 shares of our common stock underlying unvested LTIP Units that were granted to Mr. Lown on January 2, 2019 and January 2, 2020, and that vest ratably over a three-year period beginning on the one year anniversary of the applicable grant date.

(4)
Includes 23,793 shares of our common stock underlying an equal number of vested LTIP Units that were granted to Mr. Hutchby on October 9, 2013, June 10, 2014, September 9, 2015, June 15, 2016, June 14, 2017, June 13, 2018, January 2, 2019 and April 28, 2020 but excludes 12,166 shares of our common stock underlying unvested LTIP Units that were granted to Mr. Hutchby on January 2, 2019, January 2, 2020 and January 4, 2021, and that vest ratably over a three-year period beginning on the one year anniversary of the applicable grant date.

(5)
Includes 31,509 shares of our common stock underlying an equal number of vested LTIP Units that were granted to Mr. Evans on October 9, 2013, June 10, 2014, September 9, 2015, June 15, 2016, June 14, 2017, June 13, 2018, January 2, 2019 and April 28, 2020 but excludes 12,632 shares of our common stock underlying unvested LTIP Units that were granted to Mr. Evans on January 2, 2019, January 2, 2020 and January 4, 2021, and that vest ratably over a three-year period beginning on the one year anniversary of the applicable grant date.

(6)	Includes 2,660 shares of our common stock underlying an equal number of vested LTIP Units that were granted to Mr. Murin on October 9, 2013 and April 28, 2020.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and anyone holding 10% or more of a registered class of our equity securities to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports we received, we believe that during 2021, all reporting persons known to us filed such reports on a timely basis.

OTHER INFORMATION
Discretionary Voting Authority
We do not anticipate that any matter other than the proposals set out in this Proxy Statement will be raised at the virtual Annual Meeting. If any other matters are properly presented at the virtual Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.
Stockholder Proposals and Director Nominations for the 2023 Annual Meeting of Stockholders
Requirements for Proposals to be Considered for Inclusion in Proxy Materials
Stockholders interested in submitting a proposal for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than December 28, 2022, or 120 days prior to the first anniversary date of these materials and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2023 Annual Meeting of Stockholders by more than 30 days from the first anniversary of the date of this year’s annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2023 Annual Meeting of Stockholders. Proposals should be mailed to our Secretary at the following address:
Cherry Hill Mortgage Investment Corporation
1451 Route 34, Suite 303
Farmingdale, New Jersey 07727
Attention: Secretary
Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations
Stockholders who wish to nominate persons for election to our Board at the 2023 Annual Meeting of Stockholders or who wish to present a proposal at the 2023 Annual Meeting of Stockholders, but whose stockholder proposal will not be included in our proxy materials for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than November 28, 2022, the 150th day prior to the anniversary date of these materials, and no later than 5:00 p.m., Eastern Time, on December 28, 2022, the 120th day prior to the anniversary date of these materials (provided, however, that if the 2023 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2023 Annual Meeting of Stockholders and no later than 5:00 p.m., Eastern Time, on the later of (i) the 120th day prior to the date of the 2023 Annual Meeting of Stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy the additional requirements set forth in our bylaws, the notice will not be considered properly submitted and will not be acted upon at the 2023 Annual Meeting of Stockholders. A stockholder’s written notice should be sent to our Secretary at the following address:
Cherry Hill Mortgage Investment Corporation
1451 Route 34, Suite 303
Farmingdale, New Jersey 07727
Attention: Secretary

Requests for Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and the financial statement schedules, may be obtained at our website at www.chmireit.com. If you would like to receive a complimentary copy of our Annual Report on Form 10-K, please submit a written request to:
Cherry Hill Mortgage Investment Corporation
1451 Route 34, Suite 303
Farmingdale, New Jersey 07727
Attention: Investor Relations
Farmingdale, New Jersey
April 27, 2022
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Michael Hutchby
Michael Hutchby,
Secretary

CHERRYHILL
MORTGAGE INVESTMENT CORPORATION

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2022 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Jeffrey "Jay" B. Lown II
02 - Joseph Murin
03 - Regina Lowrie
04 - Robert C. Mercer, Jr.

☐ Mark here to vote FOR all nominees

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Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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03MJ3D

The 2022 Annual Meeting of Stockholders of Cherry Hill Mortgage Investment Corporation will be held on June 16, 2022 at 8:00 a.m. local time, virtually via the internet at meetnow.global/MTFRHFG.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T

Cherry Hill Mortgage Investment Corporation

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 16, 2022

Jeffrey Lown II and Michael Hutchby, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Cherry Hill Mortgage Investment Corporation to be held on June 16, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the choices made. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.